Exhibit 12.1

BNSF RAILWAY COMPANY and SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(In millions, except ratio amounts)
(Unaudited)

	Nine Months Ended September 30,
	2008	2007
		(As Adjusted)[a]

Earnings:

Income before income taxes	$2,718	$2,616

Add:
Interest and other fixed charges, excluding capitalized interest	70	68

Reasonable approximation of portion of rent under long-term operating leases
representative of an interest factor	207	211

Distributed income of investees accounted for under the equity method	4	3

Amortization of capitalized interest	3	2

Less: Equity in earnings of investments accounted for
under the equity method	15	15

Total earnings available for fixed charges	$2,987	$2,885

Fixed charges:

Interest and fixed charges	$83	$80

Reasonable approximation of portion of rent under long-term operating leases
representative of an interest factor	207	211

Total fixed charges	$290	$291

Ratio of earnings to fixed charges	10.30x	9.91x
[a] Prior year numbers have been adjusted for the merger of BNSF Acquisition, Inc. with and into BNSF Railway Company. See Note 1 to the Consolidated Financial Statements for additional information.

E-2

Form 10-Q